UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 3)*


                        EQUITY CORPORATION INTERNATIONAL
            ------------------------------------------------------
                                (NAME OF ISSUER)



                COMMON STOCK, $.01 PAR VALUE, INCLUDING PREFERRED
             SHARE PURCHASE RIGHTS ASSOCIATED WITH THE COMMON STOCK
             ------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)



                                  294644 10 9
              ------------------------------------------------------
                                 (CUSIP NUMBER)



     Check the following box if a fee is being paid with this statement |_|. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                       (Continued on following pages)


                             Page 1 of 5 Pages

CUSIP NO. 294644 10 9          13G


   1      NAME OF REPORTING PERSON

                    Robert W. (Jon) Loftis

          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                    ###-##-####

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) |_|

                                                                 (b) |_|

   3      SEC USE ONLY


   4      CITIZENSHIP OR PLACE OF ORGANIZATION

                 State of Texas


        NUMBER OF            5     SOLE VOTING POWER
         SHARES
      BENEFICIALLY                        0
        OWNED BY
          EACH
        REPORTING
         PERSON
          WITH
                             6     SHARED VOTING POWER

                                          0

                             7     SOLE DISPOSITIVE POWER

                                          0

                             8     SHARED DISPOSITIVE POWER

                                          0


9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 0

10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                 |_|

11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 0

12        TYPE OF REPORTING PERSON*

                 IN

                    *SEE INSTRUCTION BEFORE FILLING OUT!


                             Page 2 of 5 Pages

ITEM 1.

           (a)    Name of Issuer:

                           Equity Corporation International

           (b)    Address of Issue's Principal Executive Offices:

                           415 South First Street, Suite 210
                           Lufkin, Texas  75901

ITEM 2.

           (a)    Name of Person Filing:

                           Robert W. (Jon) Loftis

           (b)    Address of Principal Business Office:

                           The address of the principal business office
                              of both reporting persons is:

                                    8180 Glenfinnan Circle
                                    Fort Myers, FL 33912

           (c)    Citizenship:

                           Robert W. (Jon) Loftis is a citizen of
                               the United States of America

           (d)    Title of Class of Securities:

                           Common Stock, $.01 par value, including preferred
                              share purchase rights associated with
                              the Common Stock

           (e)    CUSIP Number:

                           294644 10 9

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

                  Not Applicable

ITEM 4.    OWNERSHIP:

                  See Items 5 - 11 of page two hereof.

ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  Not Applicable

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

                  Not Applicable


                             Page 3 of 5 Pages

ITEM 7.    IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
               THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

                  Not Applicable

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  Not Applicable

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP:

                  Not Applicable

ITEM 10.   CERTIFICATION:

                  Not Applicable



                             Page 4 of 5 Pages

                                                     SIGNATURE

     After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information contained in this statement is true, complete and correct.

                                           Date: May 8, 1996




                                            /s/ Robert W. (Jon) Loftis
                                           Robert W. (Jon) Loftis


                             Page 5 of 5 Pages